                                                        NEWS RELEASE


Contact:  Paul S. Feeley                                For Release: Immediately
          Senior Vice President, Treasurer &
           Chief Financial Officer
           (617) 628-4000


                     CENTRAL BANCORP, INC. REPORTS FINANCIAL
          RESULTS FOR THE THREE AND NINE MONTHS ENDED DECEMBER 31, 2008

         SOMERVILLE, MASSACHUSETTS, February 3, 2009 - Central Bancorp, Inc. (NASDAQ Global MarketSM:CEBK) (the "Company") today reported that its net income for the quarter ended December 31, 2008 increased to $3.9 million, or $2.76 per diluted share, as compared to net income of $656,000, or $0.48 per diluted share, for the comparable prior year quarter. The Company's loss for the nine months ended December 31, 2008 was $5.1 million, or $3.73 per diluted share, as compared to net income of $1.3 million, or $0.99 per diluted share, for the corresponding period in 2007. The financial results for both 2008 periods were significantly impacted by the September 2008 conservatorship of the Federal National Mortgage Association ("Fannie Mae") and Federal Home Loan Mortgage Corporation ("Freddie Mac") that resulted in a previously announced $9.4 million impairment of the value of the Company's investment in the preferred stock of these companies during the quarter ended September 30, 2008. No tax benefit was recorded during that period as the losses were initially considered capital losses and there were insufficient capital gains to offset such losses. However, during the quarter ending December 31, 2008, the Company recognized a tax benefit of approximately $3.5 million on the Fannie Mae and Freddie Mac impairment charges due to the October 3, 2008 enactment of the Emergency Economic Stabilization Act of 2008, which permitted the Company to treat losses incurred on the Fannie Mae and Freddie Mac preferred stock as ordinary losses for federal income tax purposes. Additionally, as previously announced, during the quarter ended December 31, 2008 the Company sold $10.0 million in preferred shares and warrants to purchase common stock to the U.S. Department of Treasury as a participant in the federal government's TARP Capital Purchase Program. This voluntary program for healthy U.S. financial institutions is designed to encourage these institutions to build capital to increase the flow of financing to U.S. businesses and consumers and to support the weakened U.S. economy. In this regard, the Company has taken steps to increase its lending in accordance with the intent of the TARP program by increasing its efforts to solicit residential loans for its portfolio. With the U.S. Department of Treasury's investment in the Company, the Company and the Bank now meet all regulatory requirements to be considered well-capitalized under the federal prompt corrective action regulations. As of December 31, 2008, the Company's and the Bank's capital ratios were as follows:

                                           At December 31, 2008
                                    -----------------------------------
                                                          REGULATORY
                                                          THRESHOLD
                                                          FOR WELL
                                       ACTUAL            CAPITALIZED
                                    --------------    -----------------

Central Bancorp:
Tier 1 Leverage                         8.44%                5.0%
Tier 1 Risk-Based Ratio                12.10%                6.0%
Total Risk-Based Ratio                 13.32%               10.0%

Central Co-operative Bank**:
Tier 1 Leverage                         6.81%                5.0%
Tier 1 Risk-Based Ratio                 9.75%                6.0%
Total Risk-Based Ratio                 10.98%               10.0%

** Reflects $8.0 million in TARP funds received as a capital contribution from the Company. An additional $2.0 million was received from the Company as a capital contribution subsequent to December 31, 2008.

         For the quarter ended December 31, 2008, net interest and dividend income of $3.9 million increased by $458 thousand from $3.5 million during the quarter ended December 31, 2007. This increase was driven by a decline in interest expense of $1.1 million, partially offset by a $644 thousand decline in interest income. The net interest rate spread and the net interest margin improved from 2.11% and 2.58%, respectively, for the quarter ended December 31, 2007 to 2.71% and 3.01%, respectively, for the quarter ended December 31, 2008. The 91 basis point decrease in the cost of funds was mainly due to decreases in the average rates paid on deposits, as a result of aggressive liability management, and Federal Home Loan Bank ("FHLB") advances. The average balance of FHLB advances totaled $144.6 million with an average cost of 4.62% during the quarter ended December 31, 2008, as compared to an average balance of $138.7 million and an average cost of 4.98% during the quarter ended December 31, 2007. During the quarter ended December 31, 2008, as compared to the quarter ended December 31, 2007, the yield on interest-earning assets declined by 31 basis points primarily due to a 145 basis point reduction in interest income on investments and a 481 basis point reduction in interest income on short-term investments. Items primarily affecting the reduced yield on investments during the quarter ended December 31, 2008 as compared to the quarter ended December 31, 2007 were: $125 thousand less in dividend income as The Co-operative Central Bank, which insures in-full deposits in excess of FDIC limits, paid a special dividend of $125 thousand during the quarter ended December 31, 2007 compared to $0 during the same period of 2008; a reduction of $70 thousand in FHLB stock dividends as the FHLB of Boston reduced its dividend rate from 6.5% to 2.5%, and the effect of the remaining book balance of approximately $707 thousand in Fannie Mae and Freddie Mac preferred stock which has a zero yield as a result of the elimination of dividends on these investments. Although the average balance of short-term investments increased from $4.6 million during the quarter ended December 31, 2007 to $16.3 million during the quarter ended December 31, 2008, interest income on these investments declined by $39 thousand. This decline was primarily due to recessionary economic conditions which resulted in the Federal Reserve's lowering of the fed funds target rate from a range of 4.75% to 4.25% during the quarter ended December 31, 2007, to a target rate which ranged from a high of 2.0% to a low of 25 to 0 basis points during the quarter ended December 31, 2008. Interest earned on short-term investments is closely tied to the target fed funds rate.

         There was no provision for loan losses for both quarters ended December 31, 2008 and December 31, 2007. The Company provides for loan losses in order to maintain the allowance for loan losses at a level that management estimates is adequate to absorb probable losses based on an evaluation of known and inherent risks in the portfolio. In determining the appropriate level of the allowance for loan losses, the Company considers past and anticipated loss experience, evaluations of underlying collateral, prevailing economic conditions, the nature and volume of the loan portfolio and the levels of non-performing and other classified loans. Management evaluates the level of the loan loss reserve on a regular basis and considered the allowance for loan losses to be adequate during both periods.

         Net gains (losses) from sales or write downs of investment securities totaled $0 during the quarter ended December 31, 2008, as compared to a net gain of $359 thousand during the comparable quarter of 2007, reflecting the currently depressed stock market environment. Non-interest operating expenses increased by $451 thousand or 13.5% primarily due to increases in foreclosure and collection expenses of $243 thousand, advertising and marketing expenses of $157 thousand as management strategically decided to increase advertising and marketing efforts on a limited basis, and occupancy and equipment expenses of $46 thousand.

         The effective income tax rate as calculated under Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, requires certain projections to estimate the effective tax rate expected for the year, with such rate then being applied to actual pre-tax income. This methodology resulted in an effective tax rate of 25.0% during the quarter ended December 31, 2008 for all pretax income exclusive of the Fannie Mae and Freddie Mac preferred stock write-downs. As previously mentioned, during the quarter ended December 31, 2008, the Company recognized a tax benefit of approximately $3.5 million on the Fannie Mae and Freddie Mac impairment charges due to the October 2008 enactment of the Emergency Economic Stabilization Act of 2008, which permitted the Company to treat the losses incurred on the Fannie Mae and Freddie Mac preferred stock as ordinary losses for federal income tax purposes as previously discussed. The effective tax rate for the quarter ended December 31, 2007 was 27.4%.

         In addition to the losses relating to the Fannie Mae and Freddie Mac preferred stock, items primarily affecting the Company's earnings for the nine months ended December 31, 2008 when compared to the nine months ended December 31, 2007 were: an increase in net interest income of $2.0 million; an increase in the provision for loan losses of $1.4 million resulting from a negative provision for loan losses of $300 thousand during the nine months ended December 31, 2007, net of provisions for loan losses related to one borrower which totaled $1.1 million during the nine months ended December 31, 2008; a net loss in sales and write-downs on other securities of $144 thousand, and an increase in non-interest expenses of $766 thousand primarily related to increases in foreclosure and collection expenses, marketing expenses, and salaries and benefits.

         The net interest rate spread and the net interest margin improved from 2.01% and 2.48%, respectively, for the nine months ended December 31, 2007 to 2.66% and 3.00%, respectively, for the 2008 comparable period, primarily due to an 84 basis point reduction in the cost of funds.

         Total assets were $552.0 million at December 31, 2008 and $571.2 million at March 31, 2008. The decrease in assets for the nine months ended December 31, 2008 is primarily the net result of an increase in short-term investments of $12.8 million and a decrease of $16.7 million in investment securities (including the $9.4 million reduction in value of investment securities due to the other than temporary impairment charge for Fannie Mae and Freddie Mac preferred stock). Additionally, total loans, including loans held for sale, decreased by $18.9 million primarily due to decreases in construction and commercial and industrial loans. Construction loans declined by $12.3 million as management de-emphasized this type of lending in the current market environment. Commercial and industrial loans also declined by $7.1 million due to pay-offs of such loans. Residential and home equity loans increased slightly from $185.3 million at December 31, 2007 to $186.1 million at December 31, 2008. Other assets increased by $5.0 million primarily due to the deferred tax asset associated with the Fannie Mae and Freddie Mac preferred stock write-downs. Deposits declined by $11.5 million primarily because of continuing strong competition for deposits in our market area. FHLB advances decreased to $144.6 million at September 30, 2008 from $156.7 million at March 31, 2008 as maturing advances were not renewed but were rather funded with available cash. The net increase in stockholders' equity from $38.8 million at March 31, 2008 to $41.8 million at December 31, 2008 includes the $10.0 million sale of preferred stock and warrants to purchase common stock to the U.S. Department of Treasury, and the net after-tax loss of $5.9 million related to the September 2008 write-down of the investment in Fannie Mae and Freddie Mac preferred stock.

         Senior management continues to give high priority to monitoring the Company's asset quality. At December 31, 2008, non-performing loans totaled $9.2 million or 1.67% of total assets as compared to non-performing loans of $9.3 million or 1.67% of total assets at the same date in 2007. While bankruptcy filings continue to extend the time required to resolve some non-performing loans, management continues to work with borrowers and bankruptcy trustees to resolve these situations as soon as possible. Management currently believes that there are adequate reserves and collateral securing non-performing loans to cover losses that may result from these loans. However, management's ability to predict future results is inherently uncertain and future increases to the allowance for loan losses may be necessary due to changes in loan composition or volume, changes in economic market area conditions or other factors. Other Real Estate Owned, which represents two residential properties recorded at fair value less estimated selling costs, totaled $191 thousand or 0.03% of total assets at December 31, 2008, compared to $0 at December 31, 2007.

         Central Bancorp, Inc. is the holding company for Central Bank, whose legal name is Central Co-operative Bank, a Massachusetts-chartered co-operative bank operating nine full-service banking offices, a limited service high school branch in suburban Boston and a standalone 24-hour automated teller machine in Somerville.

                           (SEE ACCOMPANYING TABLES.)

         THIS PRESS RELEASE, AS WELL AS OTHER WRITTEN COMMUNICATIONS MADE FROM TIME TO TIME BY CENTRAL BANCORP, INC. AND CENTRAL CO-OPERATIVE BANK, AND ORAL COMMUNICATIONS MADE FROM TIME TO TIME BY AUTHORIZED OFFICERS OF THE COMPANY AND BANK, MAY CONTAIN STATEMENTS RELATING TO THE FUTURE RESULTS OF THE COMPANY (INCLUDING CERTAIN PROJECTIONS, SUCH AS EARNINGS PROJECTIONS, NECESSARY TAX PROVISIONS, AND BUSINESS TRENDS) THAT ARE CONSIDERED "FORWARD-LOOKING STATEMENTS" AS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 (THE "PSLRA"). SUCH FORWARD-LOOKING STATEMENTS MAY BE IDENTIFIED BY THE USE OF SUCH WORDS AS "INTEND," "BELIEVE," "EXPECT," "SHOULD," "PLANNED," "ESTIMATED" AND "POTENTIAL." FOR THESE STATEMENTS, THE COMPANY CLAIMS THE PROTECTION OF THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS CONTAINED IN THE PSLRA. THE COMPANY'S ABILITY TO PREDICT FUTURE RESULTS IS INHERENTLY UNCERTAIN AND THE COMPANY CAUTIONS YOU THAT A NUMBER OF IMPORTANT FACTORS COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CURRENTLY ANTICIPATED IN ANY FORWARD-LOOKING STATEMENT. THESE FACTORS INCLUDE, AMONG OTHERS, CHANGES IN MARKET INTEREST RATES AND GENERAL AND REGIONAL ECONOMIC CONDITIONS, CHANGES IN GOVERNMENT REGULATIONS, CHANGES IN ACCOUNTING PRINCIPLES AND THE QUALITY OR COMPOSITION OF THE LOAN AND INVESTMENT PORTFOLIOS. ADDITIONAL FACTORS THAT MAY AFFECT OUR RESULTS ARE DISCUSSED UNDER "ITEM 1A RISK FACTORS" IN THE COMPANY'S QUARTERLY REPORTS ON FORM 10-Q AND IN ITS ANNUAL REPORT ON FORM 10-K, EACH FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), WHICH ARE AVAILABLE AT THE SEC'S WEBSITE (WWW.SEC.GOV) AND TO WHICH REFERENCE IS HEREBY MADE. THESE FACTORS SHOULD BE CONSIDERED IN EVALUATING THE FORWARD-LOOKING STATEMENTS. STOCKHOLDERS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE OF THOSE DOCUMENTS. ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO US OR ANY PERSON ACTING ON OUR BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS ABOVE. EXCEPT TO THE EXTENT REQUIRED BY APPLICABLE LAW OR REGULATION, THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENT TO REFLECT CIRCUMSTANCES OR EVENTS THAT OCCUR AFTER THE DATE THE FORWARD-LOOKING STATEMENTS ARE MADE.


                              CENTRAL BANCORP, INC.
                           CONSOLIDATED OPERATING DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           Quarter Ended         Nine Months Ended
                                                            December 31,           December 31,
                                                       ----------------------------------------------
                                                         2008         2007       2008          2007
                                                       ----------------------------------------------
                                                            (Unaudited)             (Unaudited)

Net interest and dividend income                        $ 3,915     $ 3,457    $ 12,038    $ 10,050

Provision for loan losses                                     0           0       1,100        (300)
Net gain (loss) from sales or write-downs
  of investment securities other than
  FNMA or FHLMC                                               0         359        (144)        647
Net loss from write-downs
  of FNMA and FHLMC                                           0           0      (9,394)          0
Gains on sales of loans                                      30          41          45         118
Other non-interest income                                   402         386       1,259       1,080
Non-interest expenses                                     3,791      (3,340)    (11,005)    (10,239)
                                                        -------     -------    --------    --------
  Income (loss) before taxes                                556         903      (8,301)      1,956

Provision (benefit) for income taxes                     (3,361)       (247)     (3,153)       (610)
                                                        -------     -------    --------    --------

  Net income (loss)                                     $ 3,917     $   656    $ (5,148)   $  1,346
                                                        =======     =======    ========    ========
  Net income (loss) available to common shareholders    $ 3,872     $   656    $ (5,193)   $  1,346
                                                        =======     =======    ========    ========

Earnings (loss) per share:

  Basic                                                 $  2.76     $   .48    $  (3.73)   $   1.00
                                                        =======     =======    ========    ========
  Diluted                                               $  2.76     $   .48    $  (3.73)   $    .99
                                                        =======     =======    ========    ========

Weighted average number of shares outstanding:
  Basic                                                   1,404       1,354       1,394       1,347
                                                        =======     =======    ========    ========
  Diluted                                                 1,404       1,358       1,394       1,354
                                                        =======     =======    ========    ========
Outstanding shares, end of period                         1,640       1,640       1,640       1,640
                                                        =======     =======    ========    ========

                     CONSOLIDATED BALANCE SHEET DATA
                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                          DECEMBER 31,  March 31,
                                             2008         2008
                                         -------------------------
                                                 (Unaudited)

Total assets                                $552,019    $571,245
Short-term investments                        24,677      11,888
Total investments                             46,360      63,054
Total loans (1)                              456,285     475,137
Allowance for loan losses                      4,600       3,613
Other real estate owned                          191           0
Deposits                                     349,542     361,089
Borrowings                                   146,255     156,832
Subordinated debentures                       11,341      11,341
Stockholders' equity                          41,788      38,816
Book value per common share                    19.74       23.67
Book equity to assets                           7.57%       6.79%
Non-performing assets to total assets           1.70        1.68

(1) Includes loans held for sale of $350 and $195 at December 31, 2008 and March 31, 2008, respectively.


                            SELECTED FINANCIAL RATIOS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   Quarter Ended       Nine Months Ended
                                    December 31,          December 31,
                           -------------------------------------------------
                                 2008       2007        2008        2007
                           -------------------------------------------------
                                   (Unaudited)             (Unaudited)
Return on average assets         2.90%      0.48%     (1.24)%       0.32%
Return on average equity        47.02       6.76     (19.01)        4.67
Interest rate spread             2.71       2.11       2.66         2.01
Net interest margin              3.01       2.58       3.00         2.48